EXHIBIT 12(A)
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

                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY
                                                      (IN MILLIONS)

                                                   THREE MONTHS
                                                   ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                                   ---------------     --------------------------------------------
                                                   1997      1996      1996      1995      1994      1993      1992
                                                   ----      ----      ----      ----      ----      ----      ----
Income before income taxes ..................      $ 32      $ 32      $123      $119      $147      $154      $158
                                                   ----      ----      ----      ----      ----      ----      ----
Fixed Charges:
 Interest expense(2)
  Xerox debt ................................         2         1         5         6         5         4         2
  Other debt ................................        51        51       199       213       197       205       210
                                                   ----      ----      ----      ----      ----      ----      ----
    Total fixed charges .....................        53        52       204       219       202       209       212
                                                   ----      ----      ----      ----      ----      ----      ----
Earnings available for fixed charges ........      $ 85      $ 84      $327      $338      $349      $363      $370
                                                   ====      ====      ====      ====      ====      ====      ====
Ratio of earnings to fixed charges(1) .......      1.60      1.62      1.60      1.54      1.73      1.74      1.75
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
(1)  The ratio of earnings to fixed charges has been computed based on the
     Company's continuing operations by dividing total earnings available for fixed charges by total fixed charges.

(2) Debt has been assigned to discontinued operations based on the net assets of the discontinued operations and debt to equity ratios that existed at the time the assets were acquired. Beginning in 1995, the amount of interest expense that would have been allocated to discontinued operations is insignificant and is now being reported within continuing operations and therefore included in the fixed charges. Discontinued operations consist of the Company's real estate development and related financing operations and its third-party financing and leasing businesses.

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